COURT CONFIRMS TBS INTERNATIONAL PLAN OF REORGANIZATION
•	Overwhelming support by all lender groups signals vote of confidence in future
•	Paves way for expedited emergence from chapter 11
•	New liquidity of approximately $40.0 million provided by existing lender groups
•	Debt will be reduced by over $100 million since September 30, 2011
•	All vendors to be paid in cash for 100% of allowed claims
•	Considerable flexibility to employ long and short term charters to meet almost any customer need

DUBLIN, IRELAND – March 28, 2012 – TBS International plc (PINKSHEETS: TBSIQ) today announced that the U.S. Bankruptcy Court for the Southern District of New York has confirmed the Company’s Plan of Reorganization, paving the way for the reorganized Company’s expedited emergence from chapter 11 proceedings, less than 60 days after its February 6 filing.  The Plan reflects overwhelming support from its voting lenders to restructure the Company’s secured debt and to pay in full in cash all allowed claims of unsecured creditors, including all vendors.  As a result, the reorganized Company will emerge from its pre-packaged restructuring with a healthy capital structure, including approximately $40.0 million in new money financing provided by its existing lenders, which will provide ample liquidity for the Company and enable the Company to maintain its position as a market leader in the shipping industry.

“We are very pleased with this extraordinary vote of confidence in our long term sustainability provided by our lenders,” said Joseph E. Royce, Chairman, Chief Executive Officer and President. “We look forward to renewing our focus on growing and managing our business.  As a result of this restructuring, our company will be positioned to successfully compete in our global markets.”

At emergence, the reorganized Company will have reduced its debt by over $100 million since September 30, 2011.  Under the Plan, the Debtor-in-Possession financing claims and pre-petition secured debt will be restructured so as to provide new liquidity, extended maturity dates, and other terms that is expected to ensure the Company’s future viability.

Most importantly, the Company has always and continues to be committed to its customers and vendors.  The Company will have considerable flexibility to acquire strategic long and short term charters, which will enable it to meet a wide variety of customer needs going forward.  In addition, all trade vendors will be paid in full in cash for all allowed claims.  In fact, the vast majority of the Company’s vendors have already been paid for all amounts due and continue to maintain positive business relations with TBS.  Upon emergence from chapter 11, the Company will have eliminated any possibility of valid vessel arrest due to the bankruptcy process.

Gregg McNelis, Senior Executive Vice President and Chief Operating Officer, remarked on the loyalty of key clients throughout the restructuring process.  “TBS has always put our customers first, and we have deeply appreciated their continued support as we worked with our lenders to restructure our bank facilities in the current difficult operating environment.  TBS is now positioned to compete even more strongly and to meet all of our customers’ shipping logistics needs.”

Pursuant to the Plan, ownership of the Company's operating subsidiaries will be transferred to a newly-formed entity that will be owned principally by the Company's lenders.  The Company's current equity holders will receive no distributions under the Plan, and the Company will cease to be a reporting public company.

Information about the restructuring is available at the Company’s website, www.tbsship.com or via the Company’s restructuring information line at (888) 418-5566 or (216) 370-3528 (from outside the U.S.).

About TBS

TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/handymax bulk carriers.  TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East. Visit our website at www.tbsship.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, the completion of the Company's restructuring including the outcome and effects on its business of the proceedings under Chapter 11 of the Bankruptcy Code, and the ability of the Company to satisfy closing conditions under the agreements-in-principle and the plan of reorganization.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot provide any assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters:  The effects of severe and rapid declines in industry conditions that have required the Company to restructure its outstanding indebtedness, the ability to manage and repay its substantial indebtedness, the ability to maintain financial ratios and comply with the financial covenants in its credit facilities, the ability to continue to operate as a going concern, the ability to effectively operate its business and manage its growth while complying with operating covenants in its credit facilities, the ability to generate the significant amounts of cash necessary to service its debt obligations, the very high volatility in the Company's revenues and costs, including volatility caused by increasing oil prices, excess supplies of dry bulk vessels in all classes and the resulting heavy pressure on freight rates, adverse weather conditions that may significantly decrease the volume of many dry bulk cargoes, the stability and continued growth of the Asian and Latin American economies and rising inflation in China, the Company's vessels exceeding their economic useful lives and the risk associated with operating older vessels, the Company's ability to grow its vessel fleet and effectively manage its growth, impairments of the Company's long-lived assets, compliance with both new and existing environmental laws and regulations, and other factors listed from time to time in our filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in TBS International’s filings with the Securities and Exchange Commission, including TBS International’s Annual Report on Form 10-K for the year ended December 31, 2010 and its subsequently filed Quarterly Reports on Form 10-Q.

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com